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Exhibit 23.1

Consent of Independent Auditors

        We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 677,098 additional shares of Nash Finch Company common stock issuable under the Nash Finch Company 2000 Stock Incentive Plan and the Nash Finch Company 1995 Director Stock Option Plan of our report dated May 12, 2003 with respect to the consolidated financial statements and schedule of Nash Finch Company included in its Annual Report on Form 10-K for the fiscal year ended December 28, 2002, filed with the Securities and Exchange Commission.

October 29, 2003	/s/ ERNST & YOUNG LLP ERNST & YOUNG LLP

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Consent of Independent Auditors